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                                                                    Exhibit 10.3


                                    AGREEMENT

THIS AGREEMENT is made and entered into as of July 17th, 2000 by and between OFFICE DEPOT, INC., a Delaware corporation (the "COMPANY"), and BARRY J. GOLDSTEIN ("EXECUTIVE"), with reference to the following:

         A. Executive has been employed by the Company as its Executive Vice President & Chief Financial Officer pursuant to an Employment Agreement, dated as of October 21, 1997 and a Change in Control Agreement dated September 1996 (collectively the "Employment Agreement"), a copy of which is attached hereto as ATTACHMENT A.

         B. Executive and the Company have decided to terminate the Employment Agreement (except with respect to the Change in Control provisions thereof, referred to in section 2(h) below), pursuant to the Executive's desire to retire from active employment by the Company ("Retirement") and to replace the Employment Agreement with this Agreement.

         C. Executive and the Company desire by this Agreement to set forth certain understandings between themselves regarding Executive's Retirement and certain other agreements reached by them and to resolve any claims which Executive might have against the Company for any reason whatsoever.

         D. Executive and the Company also desire by this Agreement to set forth certain additional understandings between them regarding restrictions on Executive's ability to compete with the Company.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. RETIREMENT OF EXECUTIVE.

Effective upon the date of the appointment of his successor as Chief Financial Officer of the Company (or on such other date as to which the Company and Executive shall mutually agree, but at Executive's option not later than October 31, 2000), Executive shall retire from the Company and also shall, as of such date, resign all offices held by him in the Company or in any



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Subsidiary (1) of the Company. The parties agree to execute a letter memorializing the date of such retirement and resignations and agree that the date contained in such letter shall be the "Effective Date" for purposes of measuring the Term of this Agreement. However, this Agreement shall have legal force and effect upon execution hereof by each of the parties.

2. CONTINUATION OF BASE SALARY AND BENEFITS; BONUS; STOCK OPTIONS. During the Term of this Agreement, defined below, the Company shall provide the following to Executive; provided that Executive does not violate any material provision of this Agreement or of any of the agreements attached to this Agreement and incorporated by reference herein which material violation remains uncured beyond any applicable cure period:

         (a) Executive's base salary of $525,000 shall continue for the period through and including the second anniversary of the Effective Date , payable in accordance with the Company's general payroll practices, as in effect on the Effective Date, and subject to applicable withholdings as required by law. Such period from the Effective Date through and including the second anniversary of the Effective Date is herein referred to as the "Term" of this Agreement.

         (b) Executive shall receive an amount equivalent to his "target bonus" ($315,000) for the years 2000 and 2001, payable not later than March 1, 2001 for the year 2000 and March 1, 2002 for the year 2001. He shall not receive a bonus attributable to the year 2002.

         (c) In addition to the base salary and target bonus amounts referred to above, in accordance with the prior practices of the Company with respect to executives who leave the Company and execute agreements comparable to this Agreement, providing among other things for a release of the Company from all liabilities and claims for liabilities and other consideration, Executive's matching deferred bonus account with Merrill Lynch & Company, which would vest by its terms on December 31, 2000, shall vest in full on and as of such date.


--------
1 For purposes of this Agreement, "SUBSIDIARY" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.


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                                                                               2



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         (d)      During the Term of this Agreement (and for any additional time specified on ATTACHMENT B hereto), Executive shall be eligible to receive those benefits which are set forth on ATTACHMENT B to this Agreement.

         (e) During the Term of this Agreement and for the period ending on the last day of January, 2003, Executive shall continue to be treated as an "employee of the Company " for purposes of the vesting and exercisability of his outstanding stock options in accordance with the terms of the applicable stock option plans and agreements between Executive and the Company; PROVIDED HOWEVER, that Executive shall not be eligible for any future stock option grants from and after the date of this Agreement. In addition, the period of time during which Executive may exercise stock options held by him shall extend for a period of twelve (12) months following the end of the Term of this Agreement (but not later than the expiration of any such stock option grant).

         (f) Executive shall not be considered an "employee of the Company" for purposes of any benefit plan of the Company which is not in effect on the date hereof.

         (g) In the event of the disability of Executive during the Term, all payments hereunder shall continue to be paid to him or to his personal representative. In the event of the death of Executive during the Term, the Company shall have the option to continue to make the payments provided, or to pay the entire remaining obligation to Executive hereunder in a lump sum (without discount) to Executive's estate. In either event the Company shall continue to provide the benefits described on ATTACHMENT B to this Agreement.

         (h) In the event of a Change in Control of the Company, as set forth on ATTACHMENT E to this Agreement, then the provisions of such ATTACHMENT E, pertaining to Change in Control, shall take effect and shall override any provisions of this Agreement to the contrary.

         3. CONFIDENTIAL INFORMATION. Executive acknowledges that all the information, observations and data obtained by Executive while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any Subsidiary ("CONFIDENTIAL INFORMATION") are the property of the Company. Therefore, Executive agrees that Executive shall


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not disclose to any unauthorized person or use for Executive's own purposes any
Confidential Information without the prior written consent of the Company's Chief Executive Officer, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the Effective Date, or at such other time as the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) of the business of the Company or any Subsidiary which Executive may then possess or have under Executive's control. The provisions of this paragraph 3 shall survive the termination of this Agreement for an unlimited period of time.

         4. INVENTIONS AND PATENTS. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("WORK PRODUCT") belong to the Company or such Subsidiary. Executive shall promptly perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         5. NON-COMPETE, NON-SOLICITATION. Executive acknowledges that during the course of Executive's employment with the Company he has, become familiar with the trade secrets of the Company and its Subsidiaries and that the Company has a special, unique and extraordinary interest in Executive's not competing with the businesses of the Company and/or its Subsidiaries. To this end, the parties are executing on the date hereof the Non-Competition and Non-Solicitation Agreement attached hereto as ATTACHMENT C.

         6. EXECUTIVE'S RELEASE OF LIABILITIES. In consideration of the benefits provided, and to be provided to Executive, he hereby agrees to execute and deliver to the Company on the Effective Date, a release of liabilities ("Release") in the form of ATTACHMENT D to this Agreement. Executive understands and agrees that the continuation of benefits under this Agreement is dependent upon his execution of such Release and his non-repudiation of such Release within seven (7) days after his execution of the same.

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         7. SURVIVAL. Paragraphs 3, 4 and 5 and paragraphs 9 through 11 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term. In addition, any provisions of the Employment Agreement which are expressly incorporated by reference herein, or in any Attachment to this Agreement, shall survive the execution and delivery of this Agreement.

         8. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:


         NOTICES TO EXECUTIVE:

         Barry J. Goldstein
         9981 N. W. 45th Street
         Coral Springs, FL 33065

         NOTICES TO THE COMPANY:

         Office Depot, Inc.
         2200 Old Germantown Road
         Delray Beach, Florida 33445
         Attention: Executive Vice President - Human Resources and

         Office Depot, Inc.
         2200 Old Germantown Road
         Delray Beach, Florida 33445
         Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

9. MISCELLANEOUS PROVISIONS.

         A. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


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         B.       COMPLETE AGREEMENT. This Agreement and those documents
                  expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         C. NO STRICT CONSTRUCTION; NO WAIVER. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party, including by reason of the fact that such party or its legal counsel drafted this Agreement. No failure of either party to insist upon strict performance of any provision of this Agreement shall be deemed a waiver of that or of any other right of such party hereunder.

         D. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         E. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company. Without limiting the preceding sentence, this Agreement shall be binding upon any successor of the Company by purchase, merger or otherwise, and the Company shall require any successor (whether direct or indirect) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement.

         F. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

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         G.       AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

         H. INCORPORATION BY REFERENCE. The attachments to this Agreement are incorporated by reference and made a part hereof as if set forth at length herein.

         I. FURTHER ASSURANCES; COOPERATION. In the event either party is required to execute any other documentation subsequent to the execution of this Agreement for the purpose of giving effect to any provision hereof (for example, any letters of resignation by Executive from offices held by him or other similar administrative or executory documentation), then each of the Company and Executive hereby agrees to provide such documentation. In addition, each party hereby agrees to cooperate with the other in any matters in which the parties may have an interest. For example, Executive hereby agrees to provide assistance and testimony, as may be required, in any litigation in which the Company may be involved and as to which his assistance or testimony may be helpful. The Company agree to cooperate in scheduling such matters so as not to interfere with Executive's other activities, including any employment in which he may be engaged.

10. ARBITRATION. Except as to any controversy or claim which Executive elects by written notice to the Company, to have adjudicated by a court of competent jurisdiction, any dispute or controversy between the Company and Executive arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional,


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injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Palm Beach County, Florida or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder

11. CERTAIN OTHER AGREEMENTS BETWEEN THE PARTIES. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any schedule to this Agreement, or otherwise, but determined without regard to any additional payments required under this Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 11, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.


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                  (b) Subject to the provisions of Section 11(c) , all
determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche or such other certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in control of the Company, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11(b) , shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:


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                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii ) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv ) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the


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contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c) above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 11(c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c) , a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                             OFFICE DEPOT, INC.


                                             By: /s/ Thomas Kroeger
                                                --------------------------------
                                                Name: Thomas Kroeger
                                                  ------------------------------
                                             Its: EVP - Human Resources
                                                 -------------------------------

                                             /s/ Barry J. Goldstein
                                             -----------------------------------
                                             Barry J. Goldstein


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                                  ATTACHMENT A

 A COPY OF EXECUTIVE'S CURRENT EMPLOYMENT CONTRACT IS ATTACHED TO THIS
AGREEMENT.

                                    Omitted








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                                  ATTACHMENT B

                     BENEFITS TO WHICH EXECUTIVE IS ENTITLED

1. HEALTH INSURANCE. Executive and his eligible dependents shall be entitled to the continuation of the same health insurance coverage Executive and his eligible dependents are receiving on the Effective Date of the Agreement during the Term of this Agreement. From the end of the Term of this Agreement until Executive becomes eligible for the federal Medicare program, or any successor to such program (herein collectively "Medicare") , the Company shall provide a comparable plan of health insurance, but such comparable plan may be subject to co-payments, exclusions and restrictions similar to the Company's PPO health insurance plans; provided, however, that such comparable plan shall provide continuous coverage of all conditions covered under the health insurance plan by which Executive and his eligible dependents are covered on the Effective Date. From the date on which Executive becomes eligible for Medicare and ending at the end of Executive's natural life, the Company shall reimburse Executive and his spouse for the cost of any policy of Medigap insurance purchased by them, supplementing coverage provided by Medicare . In the event Executive should die prior to the death of the person who is his spouse on the Effective Date of this Agreement, then such spouse shall continue to receive the health benefits to be provided hereunder to Executive and his spouse until she becomes eligible for Medicare and thereafter she shall receive reimbursement for any Medigap insurance purchased by her from and after such date , during the balance of her natural life.

2. SPLIT DOLLAR LIFE INSURANCE. The Company shall continue the policy of split dollar life insurance on the life of Executive bearing Policy # 13287193 and having a death benefit of $1 million, through and including the final date for which premiums are required to be paid (i.e. through and including 12-31-2004). The Company shall not continue the second policy of split dollar life insurance on the life of Executive bearing Policy # (005024) 14 810 159 and having death benefit of $400,000.

3. OTHER BENEFITS. During the Term, Executive shall continue to enjoy the other executive benefits to which he currently is entitled, including without limitation, automobile allowance, tax and financial planning, participation in other health and welfare plans, if any, use of cellular telephone and laptop computer.


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4.       OUTPLACEMENT BENEFITS. If Executive wishes to receive such benefits, he shall be entitled to a program of outplacement benefits, including counseling, an office location, etc.

IT IS EXPRESSLY UNDERSTOOD THAT ALL BENEFITS PAYABLE TO EXECUTIVE WHICH ARE SUBJECT TO FEDERAL, STATE OR LOCAL INCOME TAXATION SHALL BE PROVIDED NET OF ANY REQUIRED WITHHOLDING FOR SUCH TAXES, FICA AND MEDICARE PAYMENTS AND ALL OTHER APPLICABLE WITHHOLDING AMOUNTS.


OFFICE DEPOT, INC.                              EXECUTIVE



By /s/ Thomas Kroeger                           /s/ Barry J. Goldstein
  -------------------------------------         --------------------------------
    THOMAS KROEGER                               BARRY J. GOLDSTEIN
    EXECUTIVE VICE PRESIDENT -
    HUMAN RESOURCES




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                                  ATTACHMENT C

           AGREEMENT OF NON-COMPETITION, NON-SOLICITATION AND NO-HIRE

This Agreement of Non-Competition, Non-Solicitation and No-Hire (this "Noncompete Agreement") is made and entered into this 17th day of July, 2000 by and between Office Depot, Inc., a Delaware corporation (the "Company") and Barry
J. Goldstein (the "Executive").

                                    RECITALS

A. The Company and Executive are on this date entering into certain agreements pertaining to Executive's retirement from the Company; and

B. Executive acknowledges that during the course of his employment as a very senior executive officer of the Company and as such being fully familiar with the most sensitive, confidential and proprietary information of the Company ("Confidential Information"); and

C. Executive has been requested by the Company to enter into this Noncompete Agreement as a condition to the Company's being willing to enter into the other Agreements being entered into contemporaneously herewith; and

D. The parties are willing to abide by the terms and provisions of this Noncompete Agreement;

                                    AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference and made a part hereof, the payment to Executive referred to in Section 1 below, and other good and valuable consideration, the parties hereby agree as follows:

1. PAYMENT TO EXECUTIVE; AGREEMENT OF NON-COMPETITION. For and in consideration of the payments being made to Executive pursuant to
         Section 1 of the Agreement to which this Attachment C is attached (the "Main Agreement"), receipt and sufficiency of which are hereby acknowledged, and allocating from such payments, the sum of Three Hundred Thousand Dollars ($300,000) specifically to this Non-Compete Agreement, Executive acknowledges that in the course of Executive's employment with the Company Executive has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive's services have been of a special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, and in consideration of the payment(s) being made to Executive referred to above, Executive agrees that, during the Term of the Main Agreement and for a period of one year thereafter, (as used herein, the "NONCOMPETE PERIOD"), Executive shall not directly or indirectly own or have any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the Effective Date of the Main Agreement, within any geographical area in which the Company or its Subsidiaries engage in such businesses on the Effective Date of the Main Agreement or at any time during the Term of the Main Agreement. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.


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                                                                              15

2. NON-SOLICITATION; NO-HIRE; NON-INTERFERENCE. During the Noncompete Period, Executive shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at the time of termination of the Employment Term or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

3. REFORMATION OF THIS AGREEMENT. If, at the time of enforcement of this Noncompete Agreement, any court shall hold that the duration, scope or geographical restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that it is their mutual desire and intent that the Company shall be afforded the maximum duration, scope or area reasonable under such circumstances, and each of them hereby requests such court to reform this Agreement so that the maximum duration, scope and geographical restrictions available under applicable law at the time of enforcement of this Agreement shall be substituted by such court for the stated duration, scope or geographical area stated herein and that the court shall be allowed to revise the restrictions contained in this Noncompete Agreement to such provisions as are deemed reasonable by the court at the time such enforcement is requested.

4. INJUNCTIVE RELIEF. In the event of the breach or any threatened breach by Executive of any of the provisions of this Noncompete Agreement, the Company, in addition and supplementary to any and all other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce this Noncompete Agreement or to prevent any violations or threatened violations of the provisions hereof (without being required to post any bond or other security to secure such relief). In addition, in the event of any alleged breach or violation by Executive of this Noncompete Agreement, the Noncompete Period shall be tolled until such breach or violation has been duly cured and thereafter the Noncompete Period shall be extended for an additional period of time equivalent to the time during which Executive was in breach of this Noncompete Agreement. This provision overrides the Arbitration provisions of the Main Agreement.

5. INCORPORATION OF TERMS BY REFERENCE. The provisions of the following number sections of the Main Agreement are incorporated by reference as if set forth at length herein and shall be deemed to constitute a part hereof notwithstanding the earlier termination of such Agreement:
         Sections 8,9 and 10 of the Main Agreement are incorporated by this reference.

IN TESTIMONY WHEREOF, the parties have signed this NONCOMPETE AGREEMENT this 17th day of July, 2000.


EXECUTIVE                          OFFICE DEPOT, INC.


/s/ Barry J. Goldstein              By: /s/ Thomas Kroeger
------------------------------         ----------------------------------------
Barry J. Goldstein                     Name:  Thomas Kroeger
                                       Title: Executive Vice President
                                              - Human Resources


JULY 17, 2000 - FINAL

                                  ATTACHMENT D

                    RELEASE AGREEMENT AND COVENANT NOT TO SUE

This Agreement is made and given this 17th day of July, 2000 by Barry J. Goldstein ("Executive") in favor of and for the benefit of Office Depot, Inc. (the "Company") and certain other parties as more fully set forth below.

                                    RECITALS

A. Executive and the Company have entered into a certain Agreement (the "Main Agreement") dated July 17th, 2000, to which this Release Agreement and Covenant Not to Sue is attached, and pursuant to which Executive is retiring as Executive Vice President and Chief Financial Officer of the Company; and

B. As a condition of the payments and benefits being provided to Executive, receipt and sufficiency of which are acknowledged by Executive, the Company has required, and Executive is willing to provide this Release Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties hereby agree as follows:

1. RELEASES. In consideration of the payments and other benefits being provided to Executive by the Company, which are hereby acknowledged and agreed as being over and above any existing obligations of the Company to Executive as of the date hereof and as constituting sufficient consideration for his agreements set forth herein, Executive hereby RELEASES and FOREVER DISCHARGES the Company and all of its subsidiaries and their respective predecessor entities, officers, directors, shareholders, agents, employees, legal representatives, successors, trustees, fiduciaries and assigns (individually a "Released Party" and collectively the "Released Parties") of and from (and does hereby WAIVE) any and all rights, claims, grievances or causes of action (or rights to mediation or arbitration) (collectively "Claims) which Executive has or could assert, or which could be asserted on his behalf, against the Released Parties, relating in any manner to his hiring, employment with the Company or any Released Party, his separation from such employment, whether by reason of contract or of any state, federal or local law, ordinance or rule.

2. WAIVER. Executive also WAIVES ANY AND ALL RIGHTS under the laws of any jurisdiction in the United States that would or might limit the foregoing release and waiver. Executive understands, among other matters, that he is waiving and releasing the Released Parties from and against any and all Claims for pain and suffering, emotional distress, compensatory and punitive damages and for employment discrimination based upon age (including claims under the federal Age Discrimination in Employment Act of 1967, as amended - "ADEA") or any comparable state laws. He also understands that he is waiving and releasing any Claims based upon gender, national origin, race or color, mental or physical handicap or disability or religious belief. Executive expressly waives and releases any right to reinstatement by the Company or any Released Party.

3. COVENANT NOT TO SUE. Executive also COVENANTS NOT TO SUE the Released Parties, or any Released Party, for any Claims released hereby.

4. EXCLUSIONS FROM RELEASE. Executive is not releasing and hereby expressly retains any and all rights to which he is entitled under the terms of this Agreement and/or the Main Agreement,

JULY 17, 2000 - FINAL
including without limitation the payments due to him under the Main Agreement. Executive also excludes from this Release and retains any claim for indemnification to which he may be entitled as a former officer and director of the Company, whether by contract or under the Delaware statutes or the Bylaws of the Company, and the Company hereby affirmatively agrees to honor such indemnification obligations.

5. RESIGNATIONS. To the extent he has not already done so, Executive hereby resigns any and all offices held by him in the Company or in any Subsidiary of the Company, as such terms are defined in the Main Agreement.

6. EXECUTIVE ACKNOWLEDGES THAT THE COMPANY HAS GIVEN HIM ADEQUATE TIME WITHIN WHICH TO CONSIDER THIS AGREEMENT AND HAS ADVISED HIM IN WRITING TO CONSULT WITH COUNSEL BEFORE SIGNING THIS AGREEMENT, AND EXECUTIVE HAS HAD AMPLE OPPORTUNITY TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS AGREEMENT AND HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

7. THE PARTIES ACKNOWLEDGE THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY EXECUTIVE, I.E. ON OR PRIOR TO JULY 24, 2000, EXECUTIVE MAY REVOKE THIS AGREEMENT. SUCH REVOCATION SHALL BE MADE IN WRITING AND DELIVERED TO THE EXECUTIVE VICE PRESIDENT, HUMAN RESOURCES, OF THE COMPANY. IF NOT SO REVOKED IN WRITING SO DELIVERED ON OR BEFORE SUCH DATE, THIS AGREEMENT SHALL THEREAFTER BE IRREVOCABLE.

8. INCORPORATION BY REFERENCE. The following provisions of the Main Agreement are incorporated by this reference as if set forth herein: Section 8, 9 and 10.


EXECUTIVE                                OFFICE DEPOT, INC.


/s/ Barry J. Goldstein                   /s/ Thomas Kroeger
--------------------------               ---------------------------------------
Barry J. Goldstein                       Thomas Kroeger
                                         EVP- Human Resources



JULY 17, 2000 - FINAL

                                  ATTACHMENT E

                    PROVISIONS RELATING TO CHANGE IN CONTROL

The Parties hereby agree that the provisions of the following sections of the Agreement between Executive and the Company dated September 1996 (the "CIC Agreement") are incorporated by reference herein:

         Sections 1, 2, 6, 8, 9 and 11.

In the event of a Change in Control of the Company, as defined in Section 2 of the CIC Agreement, during the Term of the Agreement to which this Attachment E is appended (the "Main Agreement"), then thirty (30) days following the event resulting in such Change in Control, Executive shall be deemed to have terminated his employment with the Company for "Good Reason" within the meaning of Section 6 of the CIC Agreement. Accordingly, the Company shall pay to Executive the benefits provided by Section 6 of the CIC Agreement, in a lump sum, less the dollar amount of any and all cash payments then and theretofore paid to Executive under the Main Agreement, It is further agreed that Executive shall continue to be entitled to the benefits of Section 2(d) and 2(g) of the Main Agreement (and of Attachment B thereto) in accordance with the terms thereof, and the obligations to provide such benefits shall be continuously binding upon any successor entity to the Company following such Change in Control.

OFFICE DEPOT, INC.



By /s/ THOMAS KROEGER                            /s/ BARRY J. GOLDSTEIN
   -------------------------------               -------------------------------
   THOMAS KROEGER                                BARRY J. GOLDSTEIN
   EVP - HUMAN RESOURCES



JULY 17, 2000 - FINAL